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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 3)*



                              CATHAY BANCORP, INC.
                   -----------------------------------------
                               (Name of Issuer)




                         Common Stock, $0.01 par value
                   -----------------------------------------
                        (Title of Class of Securities)




                                   149150104
                   -----------------------------------------
                                (CUSIP Number)





Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 8 pages
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CUSIP NO.  149150104                    13G
         ---------------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             CATHAY BANK EMPLOYEE STOCK OWNERSHIP PLAN
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

             LOS ANGELES, CALIFORNIA
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                        530,800 SHARES
    EACH
  REPORTING                       PARTICIPANTS HAVE THE RIGHT TO VOTE
 PERSON WITH                      THE SHARES ALLOCATED TO THEIR ACCOUNTS;
                                  UNVOTED OR UNALLOCATED SHARES WILL BE VOTED
                                  BY THE TRUSTEES.
                       --------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             530,800 SHARES
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.98%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*

             EP
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 4 pages

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Item 1.          (a)      NAME OF ISSUER:

                          Cathay Bancorp, Inc., a Delaware corporation
                          ("Issuer")

                 (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                          777 North Broadway
                          Los Angeles, California 90012

Item 2.          (a)      NAME OF PERSON FILING:

                          Cathay Bank Employee Stock Ownership Plan      .

                 (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                          RESIDENCE:

                          777 North Broadway, Los Angeles, CA 90012

                 (c)      CITIZENSHIP:

                          Los Angeles, California

                 (d)      TITLE OF CLASS OF SECURITIES:

                          Common Stock, $.01 par value, of Issuer (the "Common Stock"), registered under Section 12 of the Securities Exchange Act of 1934, as amended.

                 (e)      CUSIP NUMBER:

                          149 150 104

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS:

                          Employee Benefit Plan, which is subject to the provision of the Employee Retirement Security Act of 1974.

Item 4.                   OWNERSHIP:

                 (a)      Amount Beneficially Owned:        530,800

                 (b)      Percent of Class:                   5.98%

                 (c)      Number of shares as to
                          which such person has
                          shared power to vote or
                          to direct the vote:               530,800

Item 5.                   OWNERSHIP OF FIVE PER CENT OR LESS OF A CLASS:

                          Not applicable


                               Page 3 of 4 pages
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Item 6.                   OWNERSHIP OF MORE THAT FIVE PER CENT ON BEHALF OF
                          ANOTHER PERSON:

                          The holdings reported herein are for the benefit of participants in the Cathay Bank Employee Ownership Plan.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                          Not applicable

Item 8.                   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                          GROUP:

                          Not applicable

Item 9.                   NOTICE OF DISSOLUTION OF A GROUP:

                          Not applicable

Item 10.                  CERTIFICATION:

                          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction have such purposes or effect.


                                   SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated: February 10, 1997               CATHAY BANK EMPLOYEE STOCK OWNERSHIP PLAN



                                       By:  Dunson Cheng
                                           _______________________________
                                           Dunson Cheng, Trustee

                                       By:  George T.M. Ching
                                          --------------------------------
                                          George T.M. Ching, Trustee




                                  Page 4 of 4 pages